Exhibit 99.2

FOR IMMEDIATE RELEASE

EP Energy Secures Plan Support Agreement with
Key Creditors and Commitment for Significant New Money Investment

Reorganization Expected to Reduce Company’s Existing Debt by approximately $3.3 Billion

Reorganization Provides for up to $475 Million Equity Rights Offering, of which $463 Million is Backstopped, including $325 Million in Committed New Money Investment, and approximately $629 Million in Exit Financing

Company Intends to Complete Financial Restructuring Process on Expedited Basis

HOUSTON — October 18, 2019 — EP Energy Corporation (“EP Energy” or the “Company”) (OTC Pink: EPEGQ) today announced that it has entered into a Backstop Commitment Agreement (the “Backstop Agreement”) and Plan Support Agreement (the “PSA”) with a number of its key creditors on the terms of a comprehensive restructuring plan (the “Plan”). The Backstop Agreement and PSA memorialize   the terms of the previously disclosed agreement in principle reached on October 3, 2019, and will provide for, among other things: (1) a substantial reduction of the Company’s existing funded debt by approximately $3.3 billion, (2) a substantial reduction of the Company’s annual debt service obligations by up to $263 million, and (3) a $475 million rights offering, approximately $463 million of which is backstopped by parties holding approximately 52.0% of the Debtors’ 1.25L Notes and approximately 79.3% of the Debtors’ 1.5L Notes. In addition, the Company has entered into a commitment letter under which over 90% of the Company’s existing revolving loan lenders have committed to provide support for an approximately $629 million Senior Secured Exit Financing.

President and Chief Executive Officer Russell Parker said, “We are pleased to have reached an agreement with a substantial group of our key creditors on a plan that will facilitate our goal of significantly reducing our debt and enhancing our long-term competitive position. This agreement demonstrates our creditors’ confidence in our business and will enable EP Energy to work through the financial restructuring process on an expedited basis as we continue our operations without interruption. The EP Energy team remains focused on improving operational execution and capital efficiency and positioning the Company to succeed in the current operating environment. We appreciate the continued dedication of our talented team of employees, and the partnership of our royalty owners, lessors, vendors and business partners.”

As previously announced, EP Energy voluntarily filed for chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of Texas. EP Energy is continuing to operate in the normal course during the financial restructuring process.

Additional Information

Additional resources for vendors, royalty owners, lessors and other stakeholders is available on EP Energy’s restructuring website at www.EPEnergyRestructuring.com. Court filings and other documents related to the Chapter 11 process are available on a separate website administered by EP Energy’s claims agent, Prime Clerk, at https://cases.primeclerk.com/EPEnergy. Information is also available by calling 877-502-9869 (toll-free in the U.S.) or +1-917-947-2373 (for calls originating outside the U.S.) or sending an email to EPEnergyinfo@primeclerk.com. Additional information regarding the Chapter 11 filing is contained in a Current Report or Form 8-K filed with the Securities and Exchange Commission.

Weil, Gotshal & Manges LLP is serving as the Company’s legal counsel, Evercore LLC is serving as financial advisor and FTI Consulting, Inc. is serving as restructuring advisor.

About EP Energy Corporation

The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures. EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S. Learn more at epenergy.com.

Forward Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. Such statements are subject to risks and uncertainties that could cause results to differ materially from the Company’s expectations, including the following: risks and uncertainties relating to the Company’s chapter 11 cases (the “Chapter 11 Cases”), including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases, the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the length of time the Company will operate under the Chapter 11 Cases, risks associated with third-party motions in the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations; the Company’s ability to complete definitive documentation in connection with any financing and the amount, terms and conditions of any such financing; the ability of the Company to comply with the terms of the PSA and/or the Backstop Agreement; the ability of the Company to obtain requisite support for the Plan from various stakeholders; the ability of the Company to confirm and consummate the Plan in accordance with the terms of the PSA; the effects of disruption from the Chapter 11 Cases making it more difficult to maintain business and operational relationships, to retain key executives and to maintain various licenses and approvals necessary for the Company to conduct its business; the consequences of the acceleration of the Company’s debt obligations; risks related to the trading of the Company’s securities on the OTC Pink Market; as well as the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated in the Company’s subsequently filed Quarterly Reports on Form 10-Q. While the Company makes these statements in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors

Jordan Strauss

Investor and Media Relations

(713) 997-6791

Jordan.strauss@epenergy.com

Media

Meaghan Repko / Jed Repko

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449